Exhibit 12
The Williams Companies, Inc.
Computation of Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in millions)
Earnings:
Income from continuing operations before income taxes and cumulative effect of change in accounting principles	$2,144	$1,400	$533	$737	$261
Less: Equity earnings, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investee	(61)	(60)	(99)	(66)	(50)

Income from continuing operations before income taxes and cumulative effect of change in accounting principles and equity earnings	2,083	1,340	434	671	211

Add:
Fixed charges:
Interest accrued, including proportionate share from 50% owned investees and unconsolidated majority-owned investee (a)	658	688	671	656	799
Rental expense representative of interest factor	21	22	16	19	18

Total fixed charges	679	710	687	675	817

Distributed income of equity-method investees, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investee	53	48	113	108	61

Less:
Capitalized interest	(59)	(32)	(17)	(7)	(7)

Total earnings as adjusted	$2,756	$2,066	$1,217	$1,447	$1,082

Fixed charges	$679	$710	$687	$675	$817

Ratio of earnings to fixed charges	4.06	2.91	1.77	2.14	1.32

(a)	Does not include interest related to income taxes, including interest related to FIN 48 liabilities, which is included in provision for income taxes on our Consolidated Statement of Income. See Note 5 of Notes to Consolidated Financial Statements in Exhibit 99.1.

The Williams Companies, Inc.
Computation of Ratio of Earnings to Fixed Charges

Three months ended
March 31, 2009
(Millions)
Earnings:
Income from continuing operations before income taxes	$75
Less: Equity earnings, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investee	(12)

Income from continuing operations before income taxes and equity earnings	63

Add:
Fixed charges:
Interest accrued, including proportionate share from 50% owned investees and unconsolidated majority-owned investee (a)	168
Rental expense representative of interest factor	6

Total fixed charges	174

Distributed income of equity-method investees, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investee	3
Less:
Capitalized interest	(20)

Total earnings as adjusted	$220

Fixed charges	$174

Ratio of earnings to fixed charges	1.26

(a)	Does not include interest related to income taxes, including interest related to liabilities for uncertain tax positions, which is included in provision for income taxes in our Consolidated Statement of Operations.